Exhibit 99.1

NEWS RELEASE

CONTACTS: Media Meghan Cox Manager Corporate Communications T - (412) 433-6777 E - mmcox@uss.com	Investors/Analysts Kevin Lewis General Manager Investor Relations T - (412) 433-6935 E - klewis@uss.com

FOR IMMEDIATE RELEASE:

UNITED STATES STEEL CORPORATION ANNOUNCES PRICING OF PRIVATE OFFERING OF $300 MILLION OF 5.00% SENIOR CONVERTIBLE NOTES DUE 2026

PITTSBURGH, OCT. 16, 2019 – United States Steel Corporation (X) (“U. S. Steel”) today announced the pricing of an aggregate principal amount of $300,000,000 5.00% Senior Convertible Notes due 2026 (the “notes”) in a previously announced private offering made only to persons reasonably expected to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). In addition, U. S. Steel has granted the initial purchasers of the notes a 30-day option to purchase up to an additional $50,000,000 aggregate principal amount of the notes on the same terms and conditions (the “additional notes”). The sale of the notes to the initial purchasers is expected to close on October 21, 2019, subject to customary closing conditions, and is expected to result in approximately $291 million in net proceeds to U. S. Steel after deducting the initial purchasers’ discount and estimated offering expenses payable by U. S. Steel (or approximately $340 million if the initial purchasers’ option to purchase additional notes is exercised in full).

The notes will be general senior unsecured obligations of U. S. Steel and will accrue interest at a rate of 5.00% per year, payable semi-annually in arrears on May 1 and November 1 of each year, beginning on May 1, 2020. The notes will mature on November 1, 2026, unless earlier redeemed, repurchased or converted. U. S. Steel may not redeem the notes prior to November 5, 2023. On or after November 5, 2023 and prior to August 1, 2026, if the price per share of U. S. Steel’s common stock has been at least 130% of the conversion price for specified periods, U. S. Steel may redeem all or a portion of the notes at a cash redemption price of 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. Holders of the notes will have the right to require U. S. Steel to repurchase all or a portion of their notes upon the occurrence of a fundamental change (as defined in the indenture governing the notes) at a purchase price of 100% of their principal amount, plus any accrued and unpaid interest to, but excluding, the repurchase date.

The conversion rate will initially be 74.8391 shares of common stock per $1,000 principle amount of notes (equivalent to an initial conversion price of approximately $13.36 per share of common stock and representing a premium of approximately 27.50% to the last reported sale price of $10.48 per share of U. S. Steel’s common stock on the NYSE on October 16, 2019), subject to adjustment in certain circumstances. In addition, following certain corporate events that occur prior to the maturity date or U. S. Steel’s delivery of a notice of redemption, U. S. Steel will increase, in certain circumstances, the conversion rate for a holder who elects to convert its notes in connection with such a corporate event or notice of redemption, as the case may be. Prior to the close of business on the business day immediately preceding August 1, 2026, holders of notes may convert all or a portion of their notes at their option only upon the satisfaction of specified conditions and during certain periods. On or after August 1, 2026, holders may convert all or a portion of their notes at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date. Upon conversion, U. S. Steel will satisfy its conversion obligation by paying or delivering, as applicable, shares of its common stock, cash, shares of common stock or a combination thereof, at U. S. Steel’s election.

U. S. Steel intends to use the net proceeds from the offerings for general corporate purposes, including, without limitation, for previously announced strategic investments and capital expenditures.

Neither the notes, nor any shares of common stock issuable upon conversion of the notes have been registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, including the notes, the additional notes or U. S. Steel common stock, nor shall it constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

ABOUT U. S. STEEL

United States Steel Corporation, headquartered in Pittsburgh, Pa., is a leading integrated steel producer and Fortune 250 company with major operations in the United States and Central Europe.

FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as, but not limited to, "believes," "expects," "anticipates," "estimates," "intends," "plans," "could," "may," "will," "should," and similar expressions are intended to identify forward-looking statements. All forward-looking statements rely on a number of assumptions, estimates and data concerning future results and events and are subject to a number of uncertainties and other factors, that could cause actual results to differ materially from those reflected in such statements. Accordingly, U. S. Steel cautions that the forward-looking statements contained herein are qualified by these and other important factors and uncertainties that could cause results to differ materially from those reflected by such statements. For more information on additional potential risk factors, please review U. S. Steel’s filings with the SEC, including, but not limited to, U. S. Steel’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.